Exhibit (d)(11)

Execution Version

This Cost Reimbursement Agreement (the “Agreement”), dated as of February 16, 2025, is made by and among

(1)	Shift4 Payments, Inc.

3501 Corporate Parkway

Center Valley, PA 18034

(“Shift4”)

(2)	Global Blue Holding LP

Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman, KY1-1104

(3)	SL Globetrotter LP

Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman, KY1-1104

(Global Blue Holding LP and SL Globetrotter LP together, the “SL Investors”)

and

(4)	Global Blue Group Holding AG

Zurichstrasse 38

8306 Bruttisellen

Switzerland

(the “Company”, together with the SL Investors and Shift4, the “Parties”)

Whereas:

(A)

It is intended that Shift4, through one or more affiliates, will acquire all of the outstanding shares of the Company pursuant to a tender offer (the “Offer”) and a subsequent statutory squeeze-out merger (the “Merger”, and together with the Offer, the “Transaction”).

(B)

Shift4 and the Company have entered into that certain transaction agreement dated February 16, 2025 in respect of the Transaction (the “Transaction Agreement”). Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Transaction Agreement.

(C)

If the Transaction completes in accordance with the terms of the Transaction Agreement, it is intended that the following cash bonuses will be paid to certain existing management of the Company in connection with the Transaction: (i) transaction bonuses in an aggregate amount of up to €10 million (inclusive of all employee taxes thereon but exclusive of all employer taxes thereon) (the “Transaction Bonuses”); and (ii) replacement transaction bonuses in an aggregate amount of up to €10 million (inclusive of all employee taxes thereon but exclusive of all employer taxes thereon) (the “Replacement Transaction Bonuses”), in each case subject to certain terms and conditions agreed with the relevant managers of the Company. The Replacement Transaction Bonuses will only be payable if the retention bonus is null and void in accordance with its terms and has not been paid to the relevant managers of the Company.

(D)

If payable, the Transaction Bonuses (and, if applicable, the Replacement Transaction Bonuses) will be paid by the SL Investors either: (i) to the Company (or a relevant subsidiary) for administrative purposes; or (ii) at the SL Investors’ sole discretion, directly to the relevant managers of the Company.

(E)

Pursuant to Section 7.5 of the Transaction Agreement, if the Offer is completed, Shift4 shall pay or cause the Company to pay all Expenses payable by the Company, subject to the limitations set forth in this Agreement.

(F)	The Parties acknowledge that the Company is a Party to this Agreement solely for the purposes of paragraphs 2 and 3.

(G)

The Parties wish to set out the terms on which (i) Shift4 shall reimburse the SL Investors for the aggregate cost incurred by the SL Investors in respect of the Transaction Bonuses (and, if applicable, the Replacement Transaction Bonuses), including associated employer taxes and social security contributions thereon and (ii) the SL Investors shall reimburse the Company for any Expenses incurred by the Company in excess of the Cap.

It is agreed as follows:

1.	Transaction Bonus and Replacement Transaction Bonus Reimbursement

1.1

The SL Investors shall notify Shift4 of the total aggregate amount of the Transaction Bonuses plus all employer tax and employer social security contributions related to such amount borne by the SL Investors in such proportions as the SL Investors may determine promptly and, in any event, within five Business Days following, payment by the SL Investors to the Company (or its subsidiary) and / or to the relevant managers of the Company (such aggregate amount so notified, the “Transaction Bonus Amount” and such proportions so notified the “Transaction Bonus Proportion”).

1.2

If applicable, the SL Investors shall notify Shift4 of the total aggregate amount of the Replacement Transaction Bonuses plus all employer tax and employer social security contributions related to such amount borne by the SL Investors in such proportions as the SL Investors may determine promptly and, in any event, within five Business Days following, payment by the SL Investors to the Company (or its subsidiary) and / or the relevant managers of the Company (such aggregate amount so notified, the “Replacement Transaction Bonus Amount” and such proportions so notified the “Replacement Transaction Bonus Proportion” and together with the Transaction Bonus Proportion, the “Relevant Proportion”).

1.3

Shift4 agrees and undertakes to pay directly to the SL Investors an amount equal to the Transaction Bonus Amount and Replacement Transaction Bonus Amount in the Relevant Proportion promptly and in any event within five Business Days of being notified pursuant to paragraph 1.1 and/or 1.2 above (as applicable). Such payments shall be made in immediately available funds to the account(s) notified by the SL Investors to Shift4 upon notification pursuant to paragraph 1.1 and/or 1.2 above (as applicable).

2.	Transaction Expenses Reimbursement

2.1

If the Offer is completed, then, no later than three months following the Acceptance Time (the “Relevant Period”), the Company shall notify each of Shift4 and the SL Investors in writing of the total aggregate amount of the Expenses in excess of the Cap (if any) that are incurred, payable or previously paid by the Company or any of its Subsidiaries at or prior to the Acceptance Time (such aggregate amount, the “Excess Amount”) promptly after the Company or Shift4’s discovery of such Excess Amount (and, in any event, prior to the expiration of the Relevant Period). For purposes of this Agreement, the “Cap” shall be the amount set forth on Schedule A. For the avoidance of doubt, the “Expenses” shall (a) be deemed to include the Transaction Bonuses and (b) exclude (i) the Replacement Bonuses and (ii) any Expenses incurred after the Acceptance Time.

2.2

The SL Investors agree and undertake to pay directly to the Company an amount equal to the Excess Amount promptly and in any event within five Business Days of being notified pursuant to paragraph 2.1 above in such proportions as the SL Investors may determine. Such payment shall be made in immediately available funds to the account(s) notified by the Company to the SL Investors upon notification pursuant to paragraph 2.1 above. Shift4 shall be an express third-party beneficiary of this paragraph 2 and shall be entitled to enforce this paragraph 2.

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3.	Miscellaneous

3.1

This Agreement shall be governed by, interpreted and construed with regard to, in all respects, including as to validity, interpretation and effect, the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws. The Merger Agreement shall be governed by, interpreted and construed with regard to, in all respects, including as to validity, interpretation and effect, the Laws of Switzerland, without giving effect to its principles or rules of conflict of laws.

3.2

This Agreement may be executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when each of the Parties has delivered a signed counterpart to the other Party, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page of this Agreement by electronic transmission or electronic “.pdf”, including using generally recognized e-signature technology (e.g., DocuSign or Adobe Sign), shall be effective as delivery of a manually executed counterpart hereof.

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SL Globetrotter, L.P.

acting by its general partner, SL Globetrotter GP, Ltd

/s/ Joseph Osnoss
Name: Joseph Osnoss
Title: Director

Global Blue Holding LP

acting by its general partner, SL Globetrotter GP, Ltd

/s/ Joseph Osnoss
Name: Joseph Osnoss
Title: Director

[Signature Page to Cost Reimbursement Agreement]

Shift4 Payments, Inc.

/s/ Taylor Lauber
Name: Taylor Lauber
Title: President

[Signature Page to Cost Reimbursement Agreement]

Global Blue Group Holding AG

/s/ Jacques Stern
Name: Jacques Stern
Title: Chief Executive Officer

[Signature Page to Cost Reimbursement Agreement]